Exhibit 99.1

TALLGRASS ENERGY PARTNERS, LP PRICES INITIAL PUBLIC OFFERING

OVERLAND PARK, Kansas (May 13, 2013) – Tallgrass Energy Partners, LP (“Tallgrass”) today announced the pricing of its initial public offering of 13,050,000 common units representing limited partner interests at the public offering price of $21.50 per common unit. The common units are scheduled to begin trading tomorrow on the New York Stock Exchange under the symbol “TEP.” Tallgrass has granted the underwriters an option to purchase up to an additional 1,957,500 common units from Tallgrass at the initial public offering price. The offering is expected to close on May 17, 2013, subject to customary closing conditions.

After the offering, Tallgrass Development, LP and its affiliates will indirectly own common units and subordinated units representing approximately 66% of Tallgrass’ outstanding units (approximately 62% if the underwriters exercise their option to purchase additional common units in full) and general partner units representing a 2% general partner interest in Tallgrass.

Barclays, Citigroup, BofA Merrill Lynch and Deutsche Bank Securities are acting as joint book-running managers, and Credit Suisse, Morgan Stanley, RBC Capital Markets, Wells Fargo Securities, Baird and Stifel are acting as co-managers for the initial public offering. The offering will be made only by means of a prospectus. When available, a final prospectus relating to the offering may be obtained from:

•	Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-888-603-5847 or email at barclaysprospectus@broadridge.com;

•	Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146 or email at batprospectusdept@citi.com;

•	BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038, email: dg.prospectus_requests@baml.com; or

•	Deutsche Bank Securities, Attn: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, telephone: 1-800-503-4611 or email at prospectus.CPDG@db.com.

When available, you may also get a copy of the final prospectus for free by visiting the Securities and Exchange Commission’s (“SEC”) website at http://www.sec.gov.

A registration statement relating to the common units has been filed with, and declared effective by the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common units in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tallgrass Energy Partners, LP

Headquartered in Overland Park, Kansas, with a base of operations in Lakewood, Colorado, Tallgrass is a growth-oriented limited partnership that provides natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through its Tallgrass Interstate Gas transportation system and provides processing services for customers in Wyoming through its Casper and Douglas natural gas processing and West Frenchie Draw natural gas treating facilities.

Forward-Looking Statements

This press release contains certain “forward-looking statements” that reflect the views and assumptions of Tallgrass’ management regarding future events. Statements that do not relate strictly to historical or current facts are forward-looking. These forward looking statements involve known and unknown risks, among others that our business plans may change as circumstances warrant and securities of Tallgrass may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Contacts

Tallgrass Energy Partners, LP

Investor Relations, 913-928-6012